                                                                    Exhibit 10.9

                                                     Dated:
                                                           --------------------

                                  STAPLES, INC.

                          SEVERANCE BENEFITS AGREEMENT

Mr. John Mahoney
35 Draper Road
Dover, MA 02030

Dear John:

         1. OFFICER RELATIONSHIP. You are currently, or are about to become, an officer of Staples, Inc. and/or one of its subsidiaries ("Staples"). In order to induce you to remain or enter into its employ, Staples agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with Staples is terminated under the circumstances described below.

         2. TERM OF THE AGREEMENT. The term of this Agreement (the "Term") shall commence as of the date hereof and shall continue in effect until the later of May 31, 2000 or 24 months after any Change of Control that may occur prior to May 31, 2000. Notwithstanding the termination of your employment, any obligations hereunder which by their terms continue (such as severance benefits) shall survive such termination. This Agreement does not constitute a contract of employment or impose on Staples any obligation to retain you as an employee, it being acknowledged that your employment is "at will" and that both you and Staples may terminate your employment at any time. Any termination of your employment by Staples or by you during the Term shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 7, which Notice of Termination shall specify the provisions of this Agreement, if any, upon which such termination is based. The "Date of Termination" shall mean the effective date of such termination as specified in the Notice of Termination (provided that no such Notice of Termination shall specify an effective date more than 180 days after the date of such Notice of Termination).

         3. CHANGE IN EMPLOYMENT STATUS. You shall be entitled to the benefits provided in Section 4 if the following event (a "Qualified Termination") occurs: your employment with Staples terminates for any reason, unless such termination is (i) because of your death or Disability, (ii) by Staples for Cause, or (iii) by you other than for Good Reason. In addition, in order to be entitled to the benefits provided in Section 4 for a "Qualified Termination," a settlement agreement and general release must be executed on your last day of employment or on another day mutually agreed to by you and Staples, Inc. In the event that you exercise any right to rescind the settlement agreement and general release which you execute, all benefits under this agreement will cease.

         4. COMPENSATION UPON TERMINATION.

         (a) In the event of a Qualified Termination, Staples will (i) pay to you for a period of 12 months after the Date of Termination, in equal monthly installments, severance payments at an annual rate equal to the sum of (i) your annual base salary rate in effect immediately prior to the Qualified Termination (or such higher rate as may have been in effect within the 90 days prior to the Notice of Termination) plus (ii) an annualized amount equal to the average annual bonus paid to (or accrued for) you by Staples during the three full fiscal years preceding such Qualified Termination. Annual salary rates shall be prorated where applicable and annual bonus averages shall be computed on years available if less than three years. At the election of Staples, monthly installments may be accelerated into one or more lump-sum payments.

         (b) In the event of a Qualified Termination, for a 12-month period after the Date of Termination, Staples shall provide you with life, dental, accident and group health insurance benefits substantially similar to those available to similarly situated officers (but not disability insurance). Notwithstanding the foregoing, Staples shall not provide any such benefit if an equivalent benefit is actually received by you during such period following your termination from another party. Staples shall be the sole determiner of what is an equivalent benefit and whether or not an employee receives an equivalent benefit from another party.

         (c) Notwithstanding a Qualified Termination, the vesting schedule of your then outstanding options to purchase Common Stock of Staples or any Performance Accelerated Restricted Stock ("PARS") shall not be accelerated unless specifically provided to the contrary in the respective option or PARS agreements.

         (d) If such Qualified Termination is within two years after a Change in Control, you shall be entitled to the benefits provided in paragraphs (a) and
(b) above for an additional 6 months beyond the time period specified in such paragraphs.

         (e) In addition, if such Qualified Termination occurs within one year after a Change of Control, you shall be entitled to an additional amount, if any, by which the total (before taxes) received by you as a result of all severance payments payable by the Company under the Severance Benefits Agreement plus any gain receivable upon the exercise of options and/or sale of PARS (valued as of the date of the Change of Control) is less than $2,000,000.

         (f) The amount of any monthly payments to be made to you under Section 4(a) shall be reduced by 50% of any cash compensation earned by or accrued for you as a result of services rendered by you for a third party during the month immediately preceding the date of such payment; provided, however, that (i) this paragraph (e) shall not apply in the event of a Qualified Termination occurring within 24 months after a Change of Control, and (ii) nothing in this Agreement shall obligate you to seek to mitigate the amount of any payments provided for in this Agreement by seeking alternative employment or otherwise.

         (g) The benefits payable under this Section 4 shall be conditioned on none of the following events occurring: (i) a determination by the CEO and COO of Staples within 60 days after your voluntary resignation that your conduct prior to your resignation would have warranted a discharge for "Cause" as specified in Section 5(c), or (ii) the CEO and COO of Staples determines that your conduct after termination of employment fails to comply with the terms of any non-competition or confidentiality provision contained in any employment, consulting, advisory, non-disclosure, non-competition or other similar agreement between you and Staples.

         5.       CERTAIN DEFINITIONS.

         As used herein, the following terms shall have the following respective meanings:

         (a) CHANGE IN CONTROL. A "Change in Control" shall occur or be deemed to have occurred only if any of the following events occur:

                  (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than Staples, any trustee or other fiduciary holding securities under an employee benefit plan of Staples, or any corporation owned directly or indirectly by the stockholders of Staples in substantially the same proportion as their ownership of stock of Staples) is or becomes the "beneficial owner" (as defined in Rule
         13d-3 under the Exchange Act), directly or indirectly, of securities of Staples representing 30% or more of the combined voting power of Staples' then outstanding securities;

                  (ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Staples' stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Staples, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                  (iii) the stockholders of Staples approve a merger or consolidation of Staples with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Staples outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Staples or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Staples (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of Staples' then outstanding securities; or

                  (iv) the stockholders of Staples approve a plan of complete liquidation of Staples or an agreement for the sale or disposition by Staples of all or substantially all of Staples' assets.

         (b) DISABILITY. If, as a result of incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with Staples for six (6) consecutive months and, within thirty (30) days after written Notice of Termination is given to you, you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability."

         (c) CAUSE. Termination by Staples of your employment for "Cause" shall mean termination

                  (i) upon your willful and continued failure to substantially perform your duties with Staples (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason as defined below), provided that a written demand for substantial performance has been delivered to you by Staples specifically identifying the manner in which Staples believes that you have not substantially performed your duties and you have not cured such failure within 30 days after such demand, or

                  (ii) any breach by you of any of the terms of the Proprietary and Confidential Information Agreement or Non-Competition Agreement (or other similar agreement) between you and Staples, or

                  (iii) a violation by you of the Staples Business Conduct & Ethics Policy or any attempt by you to secure any improper personal profit in connection with the business of Staples, or

                  (iv) failure by you to devote your full working time to the affairs of Staples (other than in connection with outside director positions existing as of this date or as authorized by the CEO and COO of Staples), or

                  (v) the engaging by you in business other than the business of Staples (other than in connection with outside director positions existing as of this date or as authorized by the CEO and COO of Staples), or

                  (vi) by reason of your willful engaging in misconduct which is demonstrably and materially injurious to Staples;

provided that in each case you shall have been given written notice by the CEO and COO of Staples of Staples' intent to terminate your employment under this
Section 5(c) and an opportunity to present to the CEO and COO of Staples, in person, any objections you may have to such termination. For purposes of this section 5(c), no act or failure to act on your part shall be deemed "willful" unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of Staples;

         The provisions of clauses (iv) and (v) above shall not be construed to prevent you from investing or trading in non-conflicting investments for your own account, including real estate, stocks, bonds, securities or other forms of investment, other than more than 1% of securities issued by entities in competition with Staples.

         (d) GOOD REASON. For purposes of this Agreement, "Good Reason" shall mean, without your written consent, the occurrence of any of the following circumstances within the 90 days immediately prior to your giving Staples a Notice of Termination:

                  (i) any significant diminution in your position, duties, responsibilities, power, title or office;

                  (ii) any reduction in your annual base salary from time to time;

                  (iii) any failure by Staples to allow your participation in a cash bonus program in a manner substantially consistent with past practice in light of Staples' financial performance and attainment of your specified goals, or the substantial reduction of your participation in any other material compensation plan (other than any stock option or stock award program which programs are within the full discretion of the Compensation Committee) on a significantly less favorable basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants; unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof;

                  (iv) the failure by Staples to continue to provide you with benefits substantially similar to those enjoyed by you under any of Staples' life insurance, medical, health and accident, or disability plans in which you were participating, the taking of any action by Staples which would directly or indirectly materially reduce any of such benefits, or the reduction in the number of paid vacation days to which you are entitled; unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof;

                  (v) in the event of a Change in Control, any requirement by Staples or of any person in control of Staples that the location at which you perform your principal duties for Staples be changed to a new location outside a radius of 50 miles from your business location at the time of the Change in Control; or

                  (vi) the failure of Staples to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in Section 6(a).

Notwithstanding the foregoing, any general reduction of salary or reduction (or elimination) of other compensation, bonus and/or benefits for its officers which are substantially comparable for all such officers (BUT NOT OCCURRING WITHIN 24 MONTHS AFTER A CHANGE OF CONTROL) shall not be considered "Good Reason."

         6. SUCCESSORS; BINDING AGREEMENT.

         (a) Staples will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Staples expressly to assume and agree to perform this Agreement to the same extent that Staples would be required to perform it if no such succession had taken place. Failure of Staples to obtain an assumption of this Agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from Staples in the same amount and on the same terms as you would be entitled hereunder. As used in this Agreement, "Staples" shall mean Staples as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

         7. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Chairman of Staples, at One Research Drive, Westborough, MA 01581, and to you at the address shown above or to such other address as either Staples or you may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         8. ARBITRATION OF CONTROVERSIES

         (a) WHEN ARBITRATION IS REQUIRED. Staples and you agree that any claim or controversy arising out of your employment or cessation of employment, including, but not limited to, any federal or state statute, contract, tort, or public policy claim, shall be settled exclusively and finally by arbitration. Staples and you agree that resort to the arbitration procedures under this
Section 8 shall be the exclusive remedy available to either party to redress such claims or controversies and that all claims must be brought under one demand, which could have been brought before an appropriate government administrative agency or an appropriate court, including, but not limited to, claims of age discrimination under the Age Discrimination in Employment Act. The parties further agree that they shall be precluded from raising in any other forum, including, but not limited to, any federal or state court of law, or equity, any claim or controversy or cause of action which could be raised in arbitration under this Agreement, but that nothing in this Agreement precludes you from filing a charge or from participating in an administrative investigation of a charge before an appropriate government agency or Staples form initiating an arbitration over a matter covered by this Agreement.

         (b) RIGHTS AND PROCEDURES APPLYING TO ARBITRATION. Staples and you agree that the following rights and procedures shall apply in any arbitration under this Section 8:

                  (i) Each party shall have the right to assert any claims or defenses in the arbitration which could be raised in a court of competent jurisdiction;

                  (ii) Each party shall have the right to counsel of his or its choice;

                  (iii) The party that raises a claim in arbitration shall bear the burden of proof with respect to that claim;

                  (iv)The arbitrator shall have the authority to award such relief as may be available in a court of law;

                  (v) Except as otherwise provided in this Section 8, the arbitration shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect at the time a demand for arbitration is made in accordance with Section 8(c) hereof; and

                  (vi) The arbitration shall be enforceable pursuant to the Federal Arbitration Act, 9 U.S.C. Sections 1 et. seq.

         (c) DEMAND FOR ARBITRATION. Each party shall have the right to demand arbitration by submitting to the other party a written demand which shall state:
(i) the claim asserted, (ii) the facts alleged to support the claim, (iii) the applicable statute or principal of law (e.g., breach of contract) upon which the legal basis for the demand is premised, and (iv) the remedy being sought. The party upon whom the demand is served shall respond to the demand, in writing, within twenty (20) days after receiving the demand. Such response shall specifically admit or deny each factual allegation in the demand and set forth any counter claims or cross claims.

         (d) ARBITRATION RULES. The arbitration shall be arbitrated by one arbitrator in accordance with the Rules for Employment Arbitration of the American Arbitration Association. You understand that you will be required to pay the first $120 of costs of commencing an arbitration with the American Arbitration Association and that the remainder of those costs will be paid by Staples, subject to a subsequent award by the arbitrator, who shall decide the issue of costs. The decision or award of the arbitrator shall be final and binding upon the parties. The arbitrator shall have the power to award any types of legal or equitable relief that would be available in a court of competent jurisdiction, including, but not limited to, the costs of arbitration, attorney's fees, emotional distress damages, and punitive damages for causes of action when such damages are available under law. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. You agree that any relief or recovery to which you are entitled from any claims arising out of your employment, cessation of employment, or any claim of unlawful discrimination shall be limited to that awarded by the arbitrator.

         (e) TIME FOR DEMANDING ARBITRATION. A demand for arbitration shall be served upon the other party in accordance with the notice provisions of Section 8(b) of this Agreement no later than three hundred (300) days after the date on which the claim asserted in the demand arose. For purposes of the Section 8(d), the date upon which a claim arises shall be the date of the event, occurrence, or happening giving rise to the claim. This time period shall not be extended by virtue of informal attempts to resolve the dispute unless the parties agree otherwise in writing.

         (f) SELECTION OF ARBITRATORS. The parties shall first attempt to agree upon an arbitrator to hear the dispute. If agreement is not reached within thirty (30) calendar days after the demand for arbitration is made, the party seeking arbitration shall, within the fourteen (14) days after the end of such 30-day period, request from the American Arbitration Association Employment Arbitration Tribunal ("AAA") a list of seven (7) arbitrators experienced in arbitrating labor and employment law disputes. Immediately upon receipt of the list of arbitrators from the AAA, the party seeking arbitration shall forward a copy of the list to the other party. Within fourteen (14) calendar days of receipt of the list by the party seeking arbitration, the parties shall select the arbitrator by alternatively striking names from the list until a single name remains. Under this procedure, the party seeking arbitration shall be the first to strike a name from the list.

         (g) DISCOVERY. Prior to the commencement of the arbitration hearing, each party may request the other to produce documents and/or information through interrogatories, requests for admissions, and/or depositions which is relevant, non-privileged and material to either party's claims or defenses. Any disputes involving discovery shall be resolved prior to the arbitration hearing by the arbitrator in accordance with the Federal Rules of Civil Procedure. Each party shall have the right to issue subpoenas in accordance with the Federal Arbitration Act and the Rules of the AAA.

         (h) ARBITRATION HEARING AND DECISION. The arbitration hearing of a claim shall commence no later than six (6) months after the date the arbitrator is selected and shall continue on consecutive business days until completed unless the parties and the arbitrator agree to a different schedule. The hearing shall be held in Westborough, Massachusetts. Each party shall have the right to present testimony from its witnesses and to cross-examine witnesses presented by the other party. The hearing shall be stenographically recorded and each party shall have the right to submit post-hearing briefs within the time period set by the arbitrator. The arbitrator shall issue his/her award within sixty (60) days of close of the hearing or receipt of briefs and shall submit with the award an opinion which shall include findings of fact and conclusions of law.

         (i) RIGHT TO COUNSEL. I have been advised of my right to consult with counsel regarding this agreement. My agreement to accept arbitration can be revoked any time within 7 days of my signing this agreement, but such revocation must be signed in writing and will result in my immediate termination and/or denial of consideration for employment. I have had at least 21 days to consider this arbitration agreement and have decided to sign knowingly, voluntarily, and free from duress or coercion.

         9.       WAIVER OF JURY TRIAL

         In the event any controversy or claim arising out of the Executive's employment or the termination of the Executive's employment is found by a court of competent jurisdiction not to be subject to final and binding arbitration, the Executive and the Employer agree to submit such claim or controversy to the Court, without use of a jury or advisory jury.

         10.      MISCELLANEOUS.

         (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         (b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

         (c) No waiver by you at any time of any breach of, or compliance with, any provision of this Agreement to be performed by Staples shall be deemed a waiver of that or any other provision at any subsequent time.

         (d) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         (e) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

         (f) Staples shall pay to you all legal fees and expenses incurred by you in seeking to obtain or enforce any right or benefit provided by this Agreement.

         (g) This Agreement is the exclusive agreement with respect to the severance benefits payable to you in the event of a termination of your employment. All prior negotiations and agreements are hereby merged into this agreement.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to Staples the enclosed copy of this letter, which will then constitute our agreement on this subject.


                                    Sincerely,

                                    STAPLES, INC.

                                    By: /s/ Martin E. Hanaka
                                       -----------------------------------
                                    Title: President and COO



Agreed to this 9th day of September, 1996




      John J. Mahoney Jr.
-------------------------------------------
          (SIGNATURE)